Exhibit 10.2
PRESSTEK, INC.
COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS
As Amended on June 11, 2008

Annual Retainer

Cash/Stock Option Election:  Directors are paid $22,500 on July 1 (or the next succeeding business day if July 1 is not a business day) of each year. Directors who join the Board between Annual Meetings receive a pro-rated cash retainer. Board members may elect to receive either 50% or 100% of this retainer and/or any Committee Chair retainer in the form of non-qualified stock options, which shall be valued by taking the amount of the retainer and dividing it by the value per option (using the Black-Scholes valuation or some similar method).  The exercise price per share shall be the closing price of the Common Stock on NASDAQ on July 1 (or the next succeeding business day if July 1 is not a business day).  Elections to receive stock options in lieu of a cash retainer in 2008 must be made no later than June 22, 2008, and all elections will apply to future years unless changed by the Board member no later than March 31 preceding the next July 1 payment date.  All stock options shall be issued pursuant to the 2008 Omnibus Incentive Plan.

All stock options issued in lieu of the cash Board and/or Committee Chair retainers shall vest immediately and shall be exercisable for a period of ten years from the date of grant, regardless of whether the Board member remains on the Board.

Annual Grant Options:  Directors receive a non-qualified option to purchase 15,000 shares of Common Stock on July 1 of each year (or the next succeeding business day if July 1 is not a business day); all options vest after one year.  New Directors receive an automatic grant of a non-qualified option to purchase 25,000 shares of Common Stock on the effective date of election, and this option vests after one year. All annual grant options shall be issued pursuant to the 2008 Omnibus Incentive Plan.  These options shall be exercisable for a period of ten years from the date of grant, regardless of whether the Board member remains on the Board, except that if a Board member leaves the Board then all unvested stock option grants shall be forfeited.

Audit Committee Chairman:  Additional annual retainer of $7,500 paid on July 1(or the next succeeding business day if July 1 is not a business day).

Compensation Committee Chair: Additional annual retainer of $5,000 paid on July 1 (or the next succeeding business day if July 1 is not a business day).

Nominating and Governance Committee Chair:  Additional annual retainer of $5,000 paid on July 1(or the next succeeding business day if July 1 is not a business day).

Non-Executive Chairman of the Board/ Lead Director: Compensation to be determined by the Board of Directors.

Meeting Attendance Fees

Board Meetings
•	$1,500 per meeting for attendance at in-person meetings
•	$500 per meeting for each telephonic meeting

Committee Meetings
•	Audit Committee: $1,500 per meeting
•	All Other Committees: $1,000 per meeting